Exhibit 99.1

Pier 1 Imports, Inc. Announces December Comparable Store Sales Increase of 8.2%

FORT WORTH, Texas--(BUSINESS WIRE)--January 3, 2013--Pier 1 Imports, Inc. (NYSE:PIR) today reported that December comparable store sales increased 8.2% for the five-week period ended December 29, 2012 compared to a reported comparable store sales increase of 11.3% for the five-week period ended December 31, 2011, representing a three-year cumulative comparable store sales increase of 29.8%.

Alex W. Smith, President and Chief Executive Officer, commented, “We are very pleased with our December comp store sales results, which reflect strong traffic and an increase in average ticket. We experienced momentum in sales throughout the month, including the days after Christmas, and sales were strong across all geographic regions of the country. Importantly, we executed our planned balance of regular and promotional pricing, enabling us to achieve strong store-level margins that were comparable to last year. Our direct-to-consumer business continues to build and performance at our new stores is very strong. We remain confident that the long-term opportunity for growth in both our e-Commerce business and our Pier 1 Imports stores is significant. With our holiday clearance event winding down, we are excited about our new spring assortments, which are arriving in stores this week.”

ICR XChange Investor Conference

The Company today announced that it is participating in the ICR XChange Investor Conference being held January 15-17, 2013 at The Fontainebleau Hotel in Miami Beach, Florida. Cary Turner, Senior Executive Vice President and Chief Financial Officer of the Company, is scheduled to give a presentation on Thursday, January 17, 2013.

Fourth Quarter and Fiscal 2013 Year-End Results

The Company will announce fourth quarter sales for the period ending March 2, 2013 on March 7, 2013. The Company will announce fourth quarter and fiscal 2013 year-end results for the period ending March 2, 2013 on April 11, 2013 and will host a conference call later that morning to discuss the results.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400